Exhibit 99.1

The Home Depot Announces Fourth Quarter and Fiscal 2022 Results;
Plans to Invest Approximately $1 Billion in Annualized Compensation for Frontline, Hourly Associates;
Increases Quarterly Dividend by 10 Percent;
Provides Fiscal 2023 Guidance

ATLANTA, Feb. 21, 2023 -- The Home Depot®, the world's largest home improvement retailer, today reported fourth quarter and fiscal 2022 results.

Fourth Quarter 2022

Sales for the fourth quarter of fiscal 2022 were $35.8 billion, an increase of $112 million, or 0.3 percent from the fourth quarter of fiscal 2021. Comparable sales for the fourth quarter of fiscal 2022 decreased 0.3 percent, and comparable sales in the U.S. decreased 0.3 percent.

Net earnings for the fourth quarter of fiscal 2022 were $3.4 billion, or $3.30 per diluted share, compared with net earnings of $3.4 billion, or $3.21 per diluted share, in the same period of fiscal 2021. For the fourth quarter of fiscal 2022, diluted earnings per share increased 2.8 percent from the same period in the prior year.

Fiscal 2022

Sales for fiscal 2022 were $157.4 billion, an increase of $6.2 billion, or 4.1 percent, from fiscal 2021. Comparable sales for fiscal 2022 increased 3.1 percent, and comparable sales in the U.S. increased 2.9 percent.

Net earnings for fiscal 2022 were $17.1 billion, or $16.69 per diluted share, compared with net earnings of $16.4 billion, or $15.53 per diluted share in fiscal 2021. For fiscal year 2022, diluted earnings per share increased 7.5 percent versus last year.

“Fiscal 2022 was another record year for The Home Depot as our team continued to successfully execute in a challenging and dynamic environment,” said Ted Decker, chair, president and CEO. “Our ability to deliver growth on top of the $40 billion of sales growth achieved over the prior two-year period, while navigating persistent inflation, ongoing global supply chain disruptions, and a tight labor market, is a testament to investments we have made in the business, as well as our associates’ relentless focus on our customers. I would like to thank our associates and our many partners for their hard work and dedication to our customers.”

Investment in Associates

The Home Depot’s associates are a key differentiator and competitive advantage for the company. In alignment with its core values, the company will invest in wage, benefits, training, and career development for its associates. Beginning in the first quarter of fiscal 2023, The Home Depot will invest an additional approximately $1 billion in annualized compensation for frontline, hourly associates. “The most important investment we can make is in our people. We believe this investment will position us favorably in the market, enabling us to attract and retain the level of talent needed to sustain the customer experience we strive to deliver,” Decker said.

Dividend Declaration

The Company today announced that its board of directors approved a 10 percent increase in its quarterly dividend to $2.09 per share, which equates to an annual dividend of $8.36 per share.

The dividend is payable on March 23, 2023, to shareholders of record on the close of business on March 9, 2023. This is the 144th consecutive quarter the Company has paid a cash dividend.

Fiscal 2023 Guidance

The Company is providing the following guidance for fiscal 2023:

•Sales growth and comparable sales growth to be approximately flat compared to fiscal 2022
•Operating margin rate of approximately 14.5 percent, which reflects approximately $1 billion in additional annual compensation for frontline, hourly associates
•Tax rate of approximately 24.5 percent
•Diluted earnings-per-share-percent-decline to be mid-single digits

The Home Depot will conduct a conference call today at 9 a.m. ET to discuss information included in this news release and related matters. The conference call will be available in its entirety through a webcast and replay at ir.homedepot.com/events-and-presentations.

At the end of the fourth quarter, the company operated a total of 2,322 retail stores in all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. The Company employs approximately 475,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.

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Certain statements contained herein constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may relate to, among other things, the demand for our products and services; net sales growth; comparable sales; the effects of competition; our brand and reputation; implementation of store, interconnected retail, supply chain and technology initiatives; inventory and in-stock positions; the state of the economy; the state of the housing and home improvement markets; the state of the credit markets, including mortgages, home equity loans, and consumer credit; the impact of tariffs; issues related to the payment methods we accept; demand for credit offerings; management of relationships with our associates, potential associates, suppliers and service providers; cost and availability of labor; costs of fuel and other energy sources; international trade disputes, natural disasters, climate change, public health issues (including the continuing impacts of the COVID-19 pandemic and the related recovery), cybersecurity events, military conflicts or acts of war, supply chain disruptions, and other business interruptions that could compromise data privacy or disrupt operation of our stores, distribution centers and other facilities, our ability to operate or access communications, financial or banking systems, or supply or delivery of, or demand for, our products or services; our ability to address expectations regarding environmental, social and governance (ESG) matters and meet ESG goals; continuation or suspension of share repurchases; net earnings performance; earnings per share; dividend targets; capital allocation and expenditures; liquidity; return on invested capital; expense leverage; changes in interest rates; changes in foreign currency exchange rates; commodity or other price inflation and deflation; our ability to issue debt on terms and at rates acceptable to us; the impact and expected outcome of investigations, inquiries, claims and litigation, including compliance with related settlements; the challenges of international operations; the adequacy of insurance coverage; the effect of accounting charges; the effect of adopting certain accounting standards; the impact of legal and regulatory changes, including changes to tax laws and regulations; store openings and closures; guidance for fiscal 2023 and beyond; financial outlook; and the impact of acquired companies on our organization and the ability to recognize the anticipated benefits of any acquisitions. Forward-looking statements are based on currently available information and our current assumptions, expectations and projections about future events. You should not rely on our forward-looking statements. These statements are not guarantees of future performance and are subject to future events, risks and uncertainties – many of which are beyond our control, dependent on the actions of third parties, or currently unknown to us – as well as potentially inaccurate assumptions that could cause actual results to differ materially from our historical experience and our expectations and projections. These risks and uncertainties include, but are not limited to, those described in Part I, Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for our fiscal year ended January 30, 2022 and also as may be described from time to time in future reports we file with the Securities and Exchange Commission. There also may be other factors that we cannot anticipate or that are not described herein, generally because we do not currently perceive them to be material. Such factors could cause results to differ materially from our expectations.

Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements other than as required by law. You are advised, however, to review any further disclosures we make on related subjects in our filings with the Securities and Exchange Commission and in our other public statements.

For more information, contact:

Financial Community	News Media
Isabel Janci	Sara Gorman
Vice President of Investor Relations and Treasurer	Senior Director of Corporate Communications
770-384-2666	770-384-2852
isabel_janci@homedepot.com	sara_gorman@homedepot.com

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended			Fiscal Year Ended
in millions, except per share data	January 29, 2023	January 30, 2022	% Change	January 29, 2023	January 30, 2022	% Change
Net sales	$35,831	$35,719	0.3%	$157,403	$151,157	4.1%
Cost of sales	23,905	23,857	0.2	104,625	100,325	4.3
Gross profit	11,926	11,862	0.5	52,778	50,832	3.8
Operating expenses:
Selling, general and administrative	6,549	6,431	1.8	26,284	25,406	3.5
Depreciation and amortization	625	606	3.1	2,455	2,386	2.9
Total operating expenses	7,174	7,037	1.9	28,739	27,792	3.4
Operating income	4,752	4,825	(1.5)	24,039	23,040	4.3
Interest and other (income) expense:
Interest income and other, net	(43)	(18)	N/M	(55)	(44)	25.0
Interest expense	451	341	32.3	1,617	1,347	20.0
Interest and other, net	408	323	26.3	1,562	1,303	19.9
Earnings before provision for income taxes	4,344	4,502	(3.5)	22,477	21,737	3.4
Provision for income taxes	982	1,150	(14.6)	5,372	5,304	1.3
Net earnings	$3,362	$3,352	0.3%	$17,105	$16,433	4.1%

Basic weighted average common shares	1,015	1,038	(2.2)%	1,022	1,054	(3.0)%
Basic earnings per share	$3.31	$3.23	2.5	$16.74	$15.59	7.4

Diluted weighted average common shares	1,018	1,043	(2.4)%	1,025	1,058	(3.1)%
Diluted earnings per share	$3.30	$3.21	2.8	$16.69	$15.53	7.5

	Three Months Ended			Fiscal Year Ended
Selected Sales Data (1)	January 29, 2023	January 30, 2022	% Change	January 29, 2023	January 30, 2022	% Change
Customer transactions (in millions)	378.5	402.5	(6.0)%	1,666.4	1,759.7	(5.3)%
Average ticket	$90.05	$85.11	5.8	$90.36	$83.04	8.8
Sales per retail square foot	$571.15	$571.79	(0.1)	$627.17	$604.74	3.7
 —————
(1)Selected Sales Data does not include results for HD Supply.

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in millions	January 29, 2023	January 30, 2022
Assets
Current assets:
Cash and cash equivalents	$2,757	$2,343
Receivables, net	3,317	3,426
Merchandise inventories	24,886	22,068
Other current assets	1,511	1,218
Total current assets	32,471	29,055
Net property and equipment	25,631	25,199
Operating lease right-of-use assets	6,941	5,968
Goodwill	7,444	7,449
Other assets	3,958	4,205
Total assets	$76,445	$71,876

Liabilities and Stockholders' Equity
Current liabilities:
Short-term debt	$—	$1,035
Accounts payable	11,443	13,462
Accrued salaries and related expenses	1,991	2,426
Current installments of long-term debt	1,231	2,447
Current operating lease liabilities	945	830
Other current liabilities	7,500	8,493
Total current liabilities	23,110	28,693
Long-term debt, excluding current installments	41,962	36,604
Long-term operating lease liabilities	6,226	5,353
Other long-term liabilities	3,585	2,922
Total liabilities	74,883	73,572
Total stockholders’ equity (deficit)	1,562	(1,696)
Total liabilities and stockholders’ equity	$76,445	$71,876

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Fiscal Year Ended
in millions	January 29, 2023	January 30, 2022
Cash Flows from Operating Activities:
Net earnings	$17,105	$16,433
Reconciliation of net earnings to net cash provided by operating activities:
Depreciation and amortization	2,975	2,862
Stock-based compensation expense	366	399
Changes in working capital	(6,240)	(3,043)
Changes in deferred income taxes	138	(276)
Other operating activities	271	196
Net cash provided by operating activities	14,615	16,571

Cash Flows from Investing Activities:
Capital expenditures	(3,119)	(2,566)
Payments for businesses acquired, net	—	(421)
Other investing activities	(21)	18
Net cash used in investing activities	(3,140)	(2,969)

Cash Flows from Financing Activities:
(Repayments of) proceeds from short-term debt, net	(1,035)	1,035
Proceeds from long-term debt, net of discounts	6,942	2,979
Repayments of long-term debt	(2,491)	(1,532)
Repurchases of common stock	(6,696)	(14,809)
Proceeds from sales of common stock	264	337
Cash dividends	(7,789)	(6,985)
Other financing activities	(188)	(145)
Net cash used in financing activities	(10,993)	(19,120)
Change in cash and cash equivalents	482	(5,518)
Effect of exchange rate changes on cash and cash equivalents	(68)	(34)
Cash and cash equivalents at beginning of year	2,343	7,895
Cash and cash equivalents at end of year	$2,757	$2,343